SPIEKER PROPERTIES, INC.

                           RESTRICTED STOCK AGREEMENT


         THIS AGREEMENT is entered into as of the ____ day of __________, between Spieker Properties, Inc. (the "COMPANY") and [Name] ("RECIPIENT").

                              W I T N E S S E T H :

         WHEREAS, the Company regards Recipient as a valuable contributor to the Company, and has determined that it would be in the interest of the Company and its shareholders to grant the Stock provided for in this Agreement to the Recipient as a reward for past efforts and an incentive for continued service with the Company, its Affiliates, Spieker Properties, L.P. or Spieker Northwest, Inc. and for increased achievements in the future by Recipient;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties to this Agreement hereby agree as follows:

     1. Definitions. As used herein, the following definitions shall apply:

         (a) "Affiliate" means any Parent, Subsidiary and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds an ownership interest, directly or indirectly, including but not limited to Spieker Northwest, Inc. and Spieker Properties, L.P.

         (b) "Board" means the Board of Directors of the Company.

         (c) "Change in Control" means a change in ownership or control of the Company effected through either of the following transactions:

              (i) the direct or indirect acquisition by any person or related group of person (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by or is under common control with, the Company) or beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than twenty percent (20%) of the total combined voting power of the Company's outstanding securities, or

              (ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.


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         (d) "Code" means the Internal Revenue Code of 1986, as amended.

         (e) "Common Stock" means the common stock of the Company.

         (f) "Consultant" means any person who is engaged by the Company or any Affiliate to render consulting or advisory services as an independent contractor and is compensated for such services.

         (g) "Continuing Directors" means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

         (h) "Continuous Status as an Employee, Director or Consultant" means that the provision of services to the Company or an Affiliate in any capacity or Employee, Director or Consultant, is not interrupted or terminated. Continuous Status as an Employee, Director of Consultant shall not be considered interrupted in the case of (i) any approved leave of absence or (ii) transfers between locations of the Company or among the Company, an Affiliate, or any successor in any capacity of Employee, Director or Consultant. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

         (i)    "Corporate    Transaction"    means   any   of   the   following
stockholder-approved transactions to which the Company is a party:

              (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

              (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company's subsidiary corporations) in connection with the complete liquidation or dissolution of the Company; or

              (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger.

         (j) "Director" means a member of the Board.


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

         (k) "Employee" means any person, including an Officer or Director, who is an employee of the Company or any Affiliate of the Company for purposes of
Section 422 of the Code.

         (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (m) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

         (n) "Subsidiary" means a subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

         (o) "Subsidiary Disposition" means the disposition by the Company of its equity holdings in any subsidiary corporation effected by a merger or consolidation involving that subsidiary corporation, the sale of all or substantially all of the assets of that subsidiary corporation or the Company's sale or distribution of substantially all of the outstanding capital stock of such subsidiary corporation.

     2. Restricted Stock Bonus. Contemporaneously with the execution of this Agreement, the Company will issue to Recipient [Shares] shares of Common Stock of the Company (the "STOCK"). Stock certificates evidencing the Stock will be retained by the Company, accompanied by blank stock powers executed by Recipient for the period during which the Stock constitutes Restricted Stock pursuant to the terms of Sections 3 and 4, below. All shares of the Stock issued hereunder shall be deemed issued to Recipient as fully paid and nonassessable shares, and Recipient (or any Transferee, if Recipient transfers such Stock pursuant to Section 3(b), below) shall have all rights of a stockholder with respect thereto, including the right to vote, receive dividends (including stock dividends), participate in stock splits or other recapitalizations, and exchange such shares in a merger, consolidation or other reorganization. The Company shall pay any applicable stock transfer taxes resulting from the issuance of the Stock to Recipient pursuant to this Agreement. The term "Stock" refers not only to the Stock granted hereunder, but also to all securities received in replacement of the Stock, as a stock dividend or as a result of any stock split, recapitalization, merger, reorganization, exchange or the like, and all other new, substituted or additional securities or other properties to which Recipient or Transferee is entitled by reason of Recipient's or Transferee's ownership of the Stock.

     3. Restrictions.

         (a) The Stock issued to Recipient hereunder shall constitute "Restricted Stock" for purposes of this Agreement until the date when Recipient becomes vested in the Stock pursuant to Section 4, below (or, if Recipient transfers the Stock pursuant to subsection (b), below, the date Recipient would have become vested in the Stock had Recipient not transferred it).


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

         (b) If Recipient sells, transfers by gift, pledges, hypothecates, or otherwise transfers or disposes of the Restricted Stock prior to the date when Recipient becomes vested in such Stock pursuant to Section 4, below, the Restricted Stock so transferred shall constitute Restricted Stock in the hands of the transferee or any person to whom such transferee transfers in any manner such Restricted Stock (both the initial transferee and any subsequent transferee are referred to herein as ("TRANSFEREE") fully subject to all of the provisions of this Agreement, until the date Recipient would have become vested in the Restricted Stock if Recipient had not transferred it. Recipient or Transferee, as appropriate, must notify the Company of any transfer of Restricted Stock as provided in Section 10, below. Upon such transfer, Transferee must execute and provide the Company with blank stock powers for the period during which the Stock constitutes Restricted Stock.

         (c) Restricted Stock shall be subject to forfeiture in favor of the Company. In the event of the voluntary or involuntary termination of Recipient's Continuous Status as an Employee, Director or Consultant for any reason, with or without cause, other than death, total and permanent disability or retirement at normal retirement age, at a time when Recipient or Transferee holds any Restricted Stock, such Restricted Stock shall be deemed reconveyed to the Company without payment of any consideration by the Company, and Company shall thereafter be the legal and beneficial owner of the Restricted Stock and shall have all rights and interest in or related thereto without further action by Recipient or Transferee, as appropriate, or any person receiving the Restricted Stock by operation of law.

         (d) Any attempt to transfer Stock in violation of this Section 3 shall be null and void and shall be disregarded by the Company.

     4. Vesting. For purposes of this Agreement, the term "vest" shall mean with respect to any share of the Stock that such share is no longer subject to the restrictions on transfer set forth in Section 3, above, and that such share is released from the forfeiture provision of that Section. If Recipient or Transferee has transferred Restricted Stock, such Stock shall vest at the rate provided below (on a pro rata basis if Recipient transfers less than all of the Restricted Stock he owns) on the date the Recipient would have become vested in the Restricted Stock had Recipient not transferred it. If Recipient would become vested in any fraction of a share of Stock on any date, such fractional share shall not vest and shall remain Restricted Stock until the Recipient becomes vested in the entire share (or, if Recipient or Transferee transfers the Restricted Stock, until Recipient would have become vested in the entire share had Recipient not transferred it). The Stock subject to this Agreement shall vest:

         (a) As to twenty-five percent (25%) of the number of shares covered by this Agreement, one year from date of this Agreement;

         (b) As to each additional twenty-five percent (25%) of the number of


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

shares covered by this Agreement, on each anniversary of the date of this Agreement thereafter until all shares covered by this Agreement have become vested.

         (c) Notwithstanding the foregoing, all Restricted Stock granted under this Agreement shall be fully vested, nonforfeitable and released from any restrictions on transfer and the forfeiture provision under Section 3 in the event of a Corporate Transaction, a Change in Control, or a Subsidiary Disposition.

     5. Withholding of Taxes. Recipient shall provide the Company with a copy of any timely election made pursuant to Section 83(b) of the Code or similar provision of state law (collectively, an "83(B) ELECTION"). If Recipient makes a timely 83(b) Election, Recipient shall immediately pay the Company (or the Affiliate or Spieker Properties, L.P. or Spieker Northwest, Inc.) the amount necessary to satisfy any applicable federal, state, and local income and employment tax withholding requirements. If Recipient does not make a timely 83(b) Election, Recipient shall, either at the time that the restrictions lapse under this Agreement or at the time withholding is otherwise required by any applicable law, pay the Company (or the Affiliate or Spieker Properties, L.P. or Spieker Northwest, Inc.) the amount necessary to satisfy any applicable federal, state, and local income and employment tax withholding requirements.

     6. Additional Securities. Any securities received as the result of ownership of Restricted Stock (hereinafter called "ADDITIONAL SECURITIES"), including, but not by way of limitation, warrants, options and securities received as a stock dividend or stock split, or as a result of a recapitalization or reorganization, shall be retained by the Company in the same manner and subject to the same conditions as the Restricted Stock with respect to which they were issued. Recipient (or Transferee, if Recipient transfers the Restricted Stock) shall be entitled to direct the Company to exercise any warrant or option received as Additional Securities upon supplying the funds necessary to do so, in which event the securities so purchased shall constitute Additional Securities, but the Recipient or Transferee, as appropriate, may not direct Company to sell any such warrant or option. If Additional Securities consist of a convertible security, Recipient (or Transferee, if Recipient transfers the Restricted Stock) may exercise any conversion right, and any securities so acquired shall be deemed Additional Securities. Additional Securities shall be subject to the provisions of Sections 2 and 3, above in the same manner as the Restricted Stock.

     7. Legends; Stop Transfer.

         (a) All certificates for shares of the Stock shall bear the following legends:

         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THAT CERTAIN RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND [NAME] DATED [DATE]. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN

         ACCORDANCE WITH SUCH AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

         (b) The certificates for shares of the Stock also shall bear any legend required by any applicable state securities law.

     8. NO EFFECT ON TERMS OF EMPLOYMENT. THIS AGREEMENT SHALL NOT CONFER UPON RECIPIENT ANY RIGHT WITH RESPECT TO CONTINUATION OF HIS EMPLOYMENT WITH THE COMPANY OR ANY OF ITS AFFILIATES OR ANY OTHER EMPLOYER, NOR SHALL IT INTERFERE IN ANY WAY WITH THE RIGHT OF RECIPIENT OR THE COMPANY OR ITS AFFILIATES OR ANY OTHER EMPLOYER TO TERMINATE RECIPIENT'S EMPLOYMENT WITH SUCH EMPLOYER AT ANY TIME FOR ANY REASON WITH OR WITHOUT CAUSE OR TO CHANGE THE TERMS OF EMPLOYMENT OF RECIPIENT.

     9. Section 83(b) Election.  Recipient hereby represents that he understands
(a) the contents and requirements of the 83(b) Election,  (b) the application of
Section 83(b) to the receipt of the Stock by Recipient pursuant to this Agreement, (c) the nature of the election to be made by Recipient under Section 83(b), and (d) the effect and requirements of the 83(b) Election under relevant state and local tax laws. Recipient further represents that he does not intend to file an election pursuant to Section 83(b) with the Internal Revenue Service within thirty (30) days following receipt of the Stock hereunder, and submit a copy of such election with his federal tax return for the calendar year in which the date of this Agreement falls. Recipient is a resident of the State of California. Recipient covenants to inform the Company of any change in Recipient's state of residency.

     10. Notice of Transfer. Recipient and any Transferee covenants to inform the Company of any sale, transfer by gift, pledge, or other transfer or disposition of Restricted Stock owned by him within 10 days of such transfer, and within such period, to provide the Company with written proof of the amount realized upon such transfer and the name, address, and taxpayer identification number of the Transferee.

     11. Distributions. Company shall disburse to Recipient (or to Transferee if Recipient transfers Restricted Stock) all dividends, interest and other distributions paid or made in cash or property (other than Additional Securities) with respect to Restricted Stock and Additional Securities, less any applicable federal or state withholding taxes.

     12. Successors. This Agreement shall be binding upon and shall inure to the
benefit  of  the  parties  hereto  and  their   respective   heirs,   executors,
administrators, successors, assigns and Transferees.

     13. Notice. Any notice or other document required to be given or sent pursuant to the terms of this Agreement shall be sufficiently given or served hereunder to any party


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

when transmitted by registered or certified mail, postage prepaid, addressed to the party to be served as follows:

         Company:    Spieker Properties, Inc.
                     2180 Sand Hill Road, Suite 200
                     Menlo Park, California 94025

         Recipient:  [Name]
                     [Address1]
                     [Address2]
                     [City], [State] [Zip]

Any party may designate another address for receipt of notices so long as notice is given in accordance with this Section.

     14. Board Decisions Conclusive. All decisions of the Board made with respect to this Agreement shall be conclusive.

     15. California Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Restricted Stock Agreement as of the date first above written.


COMPANY:

Spieker Properties, Inc., a Maryland corporation


----------------------------------
Craig G. Vought
Co-Chief Executive Officer


RECIPIENT:

---------------------------------
[Name]
[Address1]
[Address2]
[City], [State] [Zip]

                                  ATTACHMENT A
                                  ------------

                                CONSENT OF SPOUSE

         I, [SpouseName], spouse of [Name], have read and approved the foregoing Restricted Stock Agreement. In consideration of granting to my spouse the right to receive shares of Spieker Properties, Inc., as set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights of the Agreement insofar as I may have any rights under such community property laws of the State of California or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.



             Dated: ____________________  By:__________________________
                                             [SpouseName]


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